Exhibit 99.1

For immediate release	Eric R. Graef
February 23, 2006	Preformed Line Products
(440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS
FOR THE 2005 FOURTH QUARTER AND FULL YEAR
Mayfield Village, Ohio, February 23, 2006 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the fourth quarter and the full year ended December 31, 2005.
Net income for the fourth quarter ended December 31, 2005 was $883,000, or $.15 per diluted share, compared to $3,806,000, or $.66 per diluted share, for the comparable period in 2004. The 2004 results included a $1,073,000, or $.19 per diluted share, tax benefit as discussed below. Sales for the 2005 fourth quarter were $46,726,000 compared to sales of $48,633,000 in the fourth quarter of 2004.
Net income for the year ended December 31, 2005 was $11,986,000, or $2.07 per diluted share, compared to net income of $13,037,000, or $2.25 per diluted share, for 2004. Included in 2004 was a net gain on the sale of a Japanese joint venture of $1,659,000, or $.29 per diluted share and a one-time $1,073,000 tax benefit, or $.19 per diluted share from the American Jobs Creation Act of 2004. Excluding the net gain on the sale of the Japanese joint venture in 2004 and the tax benefit from the American Jobs Creation Act, 2005 net income increased 16% or $.29 per diluted share.
Sales increased 12% to $205,804,000 for the full year 2005 compared with $183,112,000 for 2004. The sales increase was due primarily to volume increases. Currency had a favorable impact of $4.9 million on sales.
Rob Ruhlman, Chairman and Chief Executive Officer said, “We delivered record sales in the energy and telecommunications market in 2005 in both our domestic and foreign markets. This was accompanied by a strong cash flow. Operating income increased 13% on the 12% sales increase despite rising costs of raw materials and energy and $1.1 million incremental external costs incurred to comply with Sarbanes-Oxley. The fourth quarter results in 2004 were exceptional; our fourth quarter 2005 results were more typical of years prior to 2004. I am optimistic about our outlook for 2006. We are building on the momentum established throughout 2005 and demand for our products remains strong although partially dependent upon our customers continuing their strategy of building fiber-to-the-premise.”

PAGE 2 / PLP ANNOUNCES FOURTH QUARTER RESULTS
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.
Net income and earnings per share adjusted for the non-recurring sale of the Japanese joint venture and the favorable tax benefit of the American Jobs Creation Act of 2004 are non-GAAP financial measures. The Company believes that both net income and earnings per share as adjusted for exclusion of the net gain on the sale of the Japanese joint venture and the tax benefit of the American Jobs Creation Act assists management and investors in their analysis of the Company’s financial performance when comparing 2004 and 2005 results to each other and prior periods.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 26, 2005. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

	Quarter		Year
	ended December 31,		ended December 31,
Thousands, except per share data	2005	2004	2005	2004
Net sales	$46,726	$48,633	$205,804	$183,112
Cost of products sold	32,609	32,705	138,384	123,602

GROSS PROFIT	14,117	15,928	67,420	59,510

Costs and expenses
Selling	5,483	5,022	21,665	18,980
General and administrative	5,928	6,128	22,392	21,160
Research and engineering	2,065	1,343	6,700	5,666
Other operating expenses (income) — net	177	(34)	219	(234)

	13,653	12,459	50,976	45,572

Royalty income — net	334	286	1,447	1,889

OPERATING INCOME	798	3,755	17,891	15,827

Other income (expense)
Interest income	386	231	1,103	696
Interest expense	(106)	(152)	(379)	(429)
Other expense	(28)	(36)	(109)	(145)

	252	43	615	122

INCOME BEFORE INCOME TAXES AND EQUITY IN NET INCOME OF JOINT VENTURE	1,050	3,798	18,506	15,949

Income taxes (benefit)	167	(8)	6,520	5,268

NET INCOME BEFORE JOINT VENTURE	883	3,806	11,986	10,681

Equity in net income of joint venture	—	—	—	2,356

NET INCOME	$883	$3,806	$11,986	$13,037

Net income per share — basic	$0.15	$0.66	$2.09	$2.27

Net income per share — diluted	$0.15	$0.66	$2.07	$2.25

Cash dividends declared per share	$0.20	$0.20	$0.80	$0.80

Average number of shares outstanding — basic	5,733	5,715	5,725	5,732

Average number of shares outstanding — diluted	5,797	5,779	5,783	5,789

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
Thousands of dollars, except share data	2005	2004
ASSETS
Cash and cash equivalents	$39,592	$29,744
Accounts receivable, less allowances of $789 ($2,467 in 2004)	26,481	29,217
Inventories-net	37,618	36,264
Deferred income taxes	3,870	3,727
Prepaids and other	2,832	2,651

TOTAL CURRENT ASSETS	110,393	101,603

Property and equipment — net	48,804	48,169
Deferred income taxes	2,060	1,213
Goodwill — net	2,018	2,130
Patents and other intangibles — net	2,871	3,247
Other assets	2,401	2,446

TOTAL ASSETS	$168,547	$158,808

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$1,156	$735
Current portion of long-term debt	4,806	1,272
Trade accounts payable	10,878	11,111
Accrued compensation and amounts withheld from employees	5,161	4,879
Accrued expenses and other liabilities	6,406	4,368
Accrued profit-sharing and pension contributions	4,290	3,639
Dividends payable	1,147	1,141
Income taxes	881	777

TOTAL CURRENT LIABILITIES	34,725	27,922

Long-term debt, less current portion	122	2,362
Deferred income taxes	157	187

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,734,797 and 5,706,713 outstanding, net of 511,159 and 491,159 treasury shares at par, respectively	11,470	11,413
Paid in capital	1,237	545
Retained earnings	135,481	128,738
Accumulated other comprehensive loss	(14,645)	(12,359)

TOTAL SHAREHOLDERS’ EQUITY	133,543	128,337

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$168,547	$158,808